AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 13, 1996.

                                                    REGISTRATION NO. 333-_______



                       SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549
                                   -----------

                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                 MEDAMICUS, INC.
             (Exact Name of Registrant as Specified in its Charter)





         Minnesota                                               41-1533300
(State or Other Jurisdiction of                               (I.R.S. Employer
Incorporation or Organization)                               Identification No.)


                              15301 Highway 55 West
                            Plymouth, Minnesota 55447
                                 (612) 559-2613

               (Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)


                          James D. Hartman, President,
              Chief Executive Officer and Chief Financial Officer
                                 MEDAMICUS, INC.
                              15301 Highway 55 West
                            Plymouth, Minnesota 55447
                                 (612) 559-2613

            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)

                                    Copy to:

                                  Mark S. Weitz
                           Leonard, Street and Deinard
                                   Suite 2300
                             150 South Fifth Street
                          Minneapolis, Minnesota 55402



Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                                          CALCULATION OF REGISTRATION FEE

----------------------- ---------------------- ---------------------- ---------------------- ----------------------
                                                       Proposed               Proposed
    Title of Shares              Amount                 Maximum                Maximum               Amount of
         to be                    to be             Aggregate Price           Aggregate            Registration
      Registered               Registered            Per Share(1)         Offering Price(1)           Fee(2)
 ----------------------- ---------------------- ---------------------- ---------------------- ----------------------

 Common Stock,                 610,000 shares           $2.75                  $1,677,500             $508

 $.01 par value
 ----------------------- ---------------------- ---------------------- ---------------------- ----------------------

 Common Stock,                 107,000 shares           $3.90                  $   417,300            $127

 $.01 par value,

 underlying warrants
 ----------------------- ---------------------- ---------------------- ---------------------- ----------------------

 TOTAL                         717,000 shares             ---                  $2,094,800             $635
 ======================= ====================== ====================== ====================== ======================


(1)  Estimated solely for the purpose of calculating the registration fee.
(2) Pursuant to Rule 457(c) the registration fee is calculated based upon the average of the bid and asked prices of the Common Stock as reported by NASDAQ on November 7, 1996.

     The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.


                 Subject to completion, dated November 13, 1996

PROSPECTUS

                                 717,000 SHARES

                                 MEDAMICUS, INC.

                                  COMMON STOCK


      This Prospectus relates to up to 717,000 shares of Common Stock, par value $.01 per share (the "Shares"), of MedAmicus, Inc. (the "Company") that may be offered for sale for the account of certain shareholders of the Company as stated herein under the heading "Selling Shareholders." No period of time has been fixed within which the Shares covered by this Prospectus may be offered or sold, but the Company has agreed to keep the Registration Statement of which this Prospectus is a part effective until the later of (i) May 18, 1998 or (ii) such time as the securities registered hereunder may be sold without restriction under Rule 144 of the Securities Act of 1933, as amended (the "Act").

      All 717,000 Shares offered hereby are being registered for the account of the Selling Shareholders. The Company will not receive any of the proceeds from the sale of the Shares. However, of the 717,000 Shares, 107,000 are issuable upon the exercise of warrants (the "Warrants"). If such Warrants are fully exercised, the Company will receive an aggregate of $417,300. See "Use of Proceeds" and "Selling Shareholders."

         The Common Stock of the Company is quoted in the NASDAQ SmallCap Market(R) under the symbol "MEDM." On November 7, 1996, the last sale price of the Common Stock as reported by NASDAQ was $2.625 per share. See "Price Range of Common Stock."


     INVESTORS SHOULD CONSIDER CAREFULLY THE FACTORS SET FORTH UNDER "RISK FACTORS" BEGINNING ON PAGE 6.

                              --------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
        AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED
              UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

      The Selling Shareholders have been informed that sales of the Shares offered hereunder by them, or by their pledgees, donees, transferees or other successors in interest, may be made from time to time in the NASDAQ SmallCap Market, through negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices. See "Plan of Distribution."

      The Company is incurring all of the expenses of registering the Shares.

      No person has been authorized to give any information or to make any representations not contained or incorporated by reference in this Prospectus in connection with the offer described in this Prospectus and, if given or made, such information and representations must not be relied upon as having been authorized by the Company or any of the Selling Shareholders. Neither the delivery of this Prospectus nor any sale made under this Prospectus shall under any circumstances create any implication that there has been no change in the affairs of the Company since the date hereof or since the date of any documents incorporated herein by reference. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities to which it relates, or an offer or solicitation in any state to any person to whom it is unlawful to make such offer in such state.



                                TABLE OF CONTENTS

                                                                          Page

AVAILABLE INFORMATION......................................................  5

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE............................  5

THE COMPANY................................................................  6

RISK FACTORS...............................................................  6

PRICE RANGE OF COMMON STOCK................................................ 10

DIVIDEND POLICY............................................................ 10

SELLING SHAREHOLDERS....................................................... 11

USE OF PROCEEDS............................................................ 12

PLAN OF DISTRIBUTION....................................................... 12

LEGAL MATTERS.............................................................. 12

EXPERTS.................................................................... 13

INDEMNIFICATION............................................................ 13



                              AVAILABLE INFORMATION

      The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such material can be inspected and copied at the Public Reference Section of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at 7 World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained at prescribed rates by writing to the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, DC 20549. Reports, proxy statements and other information filed electronically by the Company with the Commission may also be obtained from the Web site that the Commission maintains at http:\\www.sec.gov. The Company's Common Stock is quoted on the Nasdaq SmallCap Market. Reports and other information concerning the Company can be inspected at the offices of the Nasdaq State Market, 1735 K Street, N.W., Washington, DC 20006.

      The Company has filed with the Commission in Washington, DC a registration statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933 (the "Securities Act") with respect to the securities covered by this Prospectus. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information set forth in the Registration Statement. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement, including the exhibits filed or incorporated as a part thereof, copies of which can be inspected at, or obtained at prescribed rates from, the Public Reference Section of the Commission at the address set forth above.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The following documents filed by the Company with the Commission are incorporated by reference into this Prospectus: (1) the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1995 (File No. 0-19467);
(2) the Company's Quarterly Reports on Form 10-QSB for the fiscal quarters ended March 31, June 30, and September 30, 1996; (3) all other reports filed by the Company pursuant to Sections 13, 14 or 15(d) of the Exchange Act since December 31, 1995 and (4) the Company's Registration Statement on Form 8-A filed with the Commission on August 7, 1991.

      All documents filed by the Company pursuant to Sections 13(a), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering hereunder shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document, all or any portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

      The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the documents referred to above or elsewhere herein which have been incorporated herein by reference (other than certain exhibits to such documents). Written requests for such copies should be directed to James D. Hartman, MedAmicus, Inc., 15301 Highway 55 West, Plymouth, Minnesota 55447. Telephone requests should be directed to Mr. Hartman at (612) 559-2613.

                                   THE COMPANY

      THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION, INCLUDING THE FINANCIAL STATEMENTS AND NOTES THERETO, INCORPORATED BY REFERENCE IN THIS PROSPECTUS.

THE COMPANY

     MedAmicus, Inc. ("MedAmicus" or the "Company") is a medical products company engaged in the following:

      * The manufacture and marketing of a percutaneous vessel introducer and the design and development of related vascular access products.

      * The design, development, manufacture and marketing of a pressure measurement system utilizing a proprietary fiber optic transducer for measuring and monitoring physiological pressures in the human body, referred to herein as a transducer.

      * The manufacture of medical devices and components for other medical product companies on a contract basis.

      The Company was organized under the laws of the State of Minnesota on August 24, 1981 under the name "MNM Enterprises, Inc." In March 1988, the Company changed to its current name. The Company was inactive until October 1985, when operations commenced. The Company's executive offices are located at 15301 Highway 55 West, Plymouth, Minnesota 55447. Its telephone number is (612) 559-2613.

                                  RISK FACTORS

      IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, POTENTIAL PURCHASERS SHOULD CONSIDER CAREFULLY THE FOLLOWING FACTORS IN EVALUATING THE COMPANY, ITS BUSINESS AND THE SHARES OF COMMON STOCK OFFERED HEREBY. THIS PROSPECTUS, INCLUDING THE INFORMATION INCORPORATED BY REFERENCE HEREIN, CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933 AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934. ACTUAL RESULTS COULD DIFFER SIGNIFICANTLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS AS A RESULT, IN PART, OF THE RISK FACTORS SET FORTH BELOW. IN CONNECTION WITH THE FORWARD-LOOKING STATEMENTS WHICH APPEAR IN THESE DISCLOSURES, PROSPECTIVE INVESTORS SHOULD BE AWARE OF THE FOLLOWING RISK FACTORS AND SHOULD REVIEW CAREFULLY THE INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS AND THE INFORMATION INCORPORATED HEREIN.

CONTINUING LOSSES

      The Company commenced operations in October 1985 and has had losses in each of the years since that date. For the year ended December 31, 1995, the Company incurred a net loss of $358,854 and, through the first three quarters of 1996, a net loss of $1,026,272. The Company has incurred cumulative net losses through September 30, 1996 of $5,761,532. The Company anticipates losses could continue at least until the Company completes ramp up of production and sales and marketing for the Lumax System for urologic applications. There is no assurance that the Company will ever be able to conduct its operations profitably.

NEED FOR ADDITIONAL CAPITAL

      The Company is pursuing a direct sales effort utilizing independent sales representatives for the distribution of its transducer system in the United States, and to enter into distributor relationships internationally. If sales do not develop as expected, additional capital would be needed to execute this strategy or the marketing plan would have to be modified or abandoned. If required, there is no assurance that the Company will be able to raise any capital to support its distribution plans. If the Company is able to raise additional capital in the future, it would likely be through the sale of equity or debt of the Company to investors in private transactions and it may be on terms more favorable to new investors than to existing shareholders. There can be no assurance that the Company would be able to raise such additional capital, if needed.

LACK OF MARKET FOR THE FIBER OPTIC PRESSURE TRANSDUCER

      Management's strategy is to market the fiber optic pressure transducer system to urologists for prostate and incontinence diagnostic testing and to gynecologists for incontinence diagnostic testing. There can be no assurance that urologists will choose to switch from the existing types of commonly used catheters to the fiber optic catheters designed by the Company. Incontinence testing is a relatively new and undeveloped market. There is no assurance that the incontinence testing and treatment market at the gynecology office will evolve as the Company expects or, if it does evolve, that the Company's product will be widely used or accepted. In addition, there appears to be a trend that purchase decisions relating to medical devices are being made by purchasing groups rather than individual doctors. There can be no assurance that the Company's sales and marketing efforts will appeal to such purchasing groups or that the Company's products will be accepted by such groups.

NEED TO ACHIEVE COMPETITIVE MANUFACTURING COST

      The Company's expectations as to the market acceptance of the transducer is dependent on a catheter manufacturing cost which will result in allowing it to sell the catheter at prices which make it competitive with existing fluid based pressure measurement systems. There can be no assurance that the Company can attain or maintain the manufacturing cost targets which form the basis of the Company's future revenue expectations.

HIGHLY COMPETITIVE MARKETS; RISK OF TECHNOLOGICAL OBSOLESCENCE

      The medical technology industry in which the Company is involved is characterized by rapidly evolving technology and intense competition. The Company is aware of one other company which markets a fiber optic pressure measurement device for use in the urological market. There are two other companies which market fiber optic pressure measurement devices, but for different applications. In addition, there are several large companies which manufacture and market external strain gauge transducer catheters, a product against which the Company's catheter would likely compete. There is no assurance that these companies or any other companies will not develop technology which is more effective and/or available at a lower cost than the product offered by the Company.

GOVERNMENT REGULATION

      The medical products the Company is selling and proposing to sell are subject to regulation by the FDA and by comparable agencies in certain states and foreign countries. The process of complying with requirements of the FDA and other agencies can be costly and time consuming. The Company has received clearance to market its vessel introducer and transducer by the FDA, although the Company will be required to obtain approval for marketing its transducer in other applications if it is necessary to change materials which are in contact with body fluids or to add other measurement parameters. There is no assurance that any such additional clearance will be obtained. In addition, once obtained, these clearances are subject to review, and later discovery of previous unknown problems may result in restrictions on the marketing of a product or withdrawal of the product from the market. The Company is also subject to certain FDA regulations governing manufacturing practices, packaging and labeling.

DEPENDENCE ON PATENTS AND PROPRIETARY TECHNOLOGY

      The Company's success may depend on its ability to obtain patent protection for its products and processes, to preserve its trade secrets and to operate without infringing the proprietary rights of third parties. Patents covering certain aspects of the Company's vessel introducer and transducer were issued by the United States Patent and Trademark Office in March and April 1991, respectively. In addition, the Company has applied for patent protection on additional aspects of both the vessel introducer and transducer. There can be no assurance that any future patent protection will be granted, that the scope of any patent protection will exclude competitors or that any of the Company's patents will be held valid if subsequently challenged. The validity and breadth of claims covered in medical technology patents involves complex legal and factual questions and therefore may be highly uncertain. The Company also relies upon unpatented trade secrets, and no assurance can be given that others will not independently develop or otherwise acquire substantially equivalent trade secrets or otherwise gain access to the Company's proprietary technology.

POTENTIAL INFRINGEMENT ISSUES

      The Company received correspondence in 1993 alleging that the Company's patented slitter introducer infringes a patent issued prior to the issuance of the Company's patent. To the best of the Company's knowledge, the product which is the subject of the prior patent has never been marketed. The Company has been aware of this patent since it began marketing its slitter introducer and has received a legal opinion that it does not infringe such patent. Upon receipt of this correspondence, the Company engaged a second patent counsel whose review of the matter supported the Company's position. The Company informed the patent holder of its position and that it saw no reason to enter into any settlement. The Company believes its slitter introducer does not infringe and intends to defend its proprietary position.

      The Company has received correspondence from a competitor in the fiber optic transducer market regarding patents it holds relating to fiber optic transducers, specifically referencing a patent on a technique to calibrate the fiber optic system and requesting additional information regarding the Company's calibration technique and why such technique does not infringe the competitor's patent. The Company has been aware of this patent and has specifically designed the calibration system associated with its transducer so as not to infringe the competitor's patent. In addition, the Company has been issued a United States patent on its calibration technique. The Company has also received an opinion of counsel that its calibration system does not infringe such patent.

      There can be no assurance that the resolution of these matters will be decided in the Company's favor, should they proceed beyond their current status. In addition, the expenses which may be incurred and the disruption of business which the Company may experience in defending any claim of infringement, could have a material adverse effect on the Company's sales and profitability regardless of whether such claims are successful.

DEPENDENCE ON MAJOR CUSTOMERS

      The Company is presently dependent on two major customers, Medtronic and Bard. Medtronic accounted for approximately 72% of the Company's total sales in 1995; Bard accounted for approximately 7%. The loss of either of these customers would have a material adverse effect on the Company.

DEPENDENCE ON MANAGEMENT AND KEY PERSONNEL

      The Company's success has been dependent to date upon the efforts of its current officers and key employees. The Company's founder, Chief Executive Officer and President, Richard L. Little, resigned from the Company on February 9, 1995 for health reasons. James D. Hartman, the Company's Executive Vice President and Chief Financial Officer was elected to the position of President on the same date and Mr. Little remained on the Company's Board of Directors. Mr. Little was heavily involved in the development of the Company's products. The Company believes that its focus in the future will be on the marketing and sales of its products as well as on further research and development of such products. Consequently, the Company's future success will be dependent upon its ability to attract and retain qualified people in all areas. There can be no assurance that the loss of Mr. Little or any other key personnel will not have a material adverse impact on the Company's business. There can be no assurance that qualified personnel can be retained or readily replaced and there is no assurance the Company can continue to add qualified people as required.

SOURCES OF SUPPLY

      The Company currently purchases, and will in the future purchase, components and raw materials from outside vendors. Although the Company has identified alternative suppliers for key components and raw materials, at the present time the Company generally uses one source of supply for each component and raw material. Each supplier of raw material for the Company's vessel introducer is subject to the approval of Medtronic and Bard and future customers may have a right of approval as well. At present, all of the Company's suppliers have been approved by Medtronic and Bard. Should a key supplier be unwilling or unable to supply any such component or raw material in a timely manner, or should approval of a proposed supplier be delayed, withheld or withdrawn, the Company could experience delays in obtaining alternative suppliers which may adversely affect the Company's business.

LIMITED PUBLIC MARKET TRADING

      As of September 30, 1996, the Company had 4,060,774 shares of common stock outstanding, of which approximately 70% was available for public trading. It is estimated that as many as 50% of the shares eligible to trade are held by customers of Summit Investment Corporation, the underwriter of the Company's initial public offering. During the first nine months of 1996, the average daily trading volume approximated 6,000 shares per day. As of September 30, 1996, there were only three investment banking firms which make a market in the Company's stock. There can be no assurance that an active market will exist for the Company's shares, or that its shares could be sold without a significant negative impact on the publicly quoted price per share.

SHARES ELIGIBLE FOR FUTURE SALES

      Currently 541,150 shares of the Company's Common Stock are eligible for sale pursuant to Rule 144 under the Securities Act, all of which are held by executive officers and directors of the Company. If sales of any of such shares were to occur in substantial amounts, such sales could have an adverse impact on the trading price of the Common Stock. The Company's directors and executive officers beneficially hold an aggregate of 644,900 shares, which includes 103,750 shares that may be acquired upon the exercise of currently exercisable options.


                           PRICE RANGE OF COMMON STOCK

      The Company's Common Stock has traded in the NASDAQ SmallCap Market under the symbol MEDM since its initial public offering in September 1991. The following table sets forth high and low bid prices as reported by NASDAQ for the indicated periods. Such quotations reflect inter-dealer prices, without retail mark-up, markdown, or commission, and may not reflect actual transactions.

1991:                                                        HIGH        LOW
                                                             ----        ---
     Third Quarter from September 6, 1991. . . . . . . . .  $4.125       $3.25
     Fourth Quarter . . . . . . . . . . . . . . . . . . .    3.625        3.00
1992:
     First Quarter . . . . . . . . . . . . . . . . . . . .    5.00       3.125
     Second Quarter. . . . . . . . . . . . . . . . . . . .   4.375        3.50
     Third Quarter. . . . . . . . . . . . . . . . . . . .     3.75       3.375
     Fourth Quarter. . . . . . . . . . . . . . . . . . . .    4.75        3.00
1993:
     First Quarter . . . . . . . . . . . . . . . . . . . .   5.375        4.00
     Second Quarter. . . . . . . . . . . . . . . . . . . .   5.375        3.25
     Third Quarter. . . . . . . . . . . . . . . . . . . .     5.25        3.25
     Fourth Quarter. . . . . . . . . . . . . . . . . . . .   5.375        4.50
1994:
     First Quarter . . . . . . . . . . . . . . . . . . . .    4.75        4.25
     Second Quarter. . . . . . . . . . . . . . . . . . . .    4.25        3.75
     Third Quarter. . . . . . . . . . . . . . . . . . . .    3.875       2.375
     Fourth Quarter. . . . . . . . . . . . . . . . . . . .   2.625       1.625
1995:
     First Quarter . . . . . . . . . . . . . . . . . . . .   2.750       1.875
     Second Quarter. . . . . . . . . . . . . . . . . . . .    3.25        2.25
     Third Quarter. . . . . . . . . . . . . . . . . . . .     4.00        3.00
     Fourth Quarter. . . . . . . . . . . . . . . . . . . .   3.875       2.875
1996:
     First Quarter. . . . . . . . . . . . . . . . . . . .     3.75        3.00
     Second Quarter. . . . . . . . . . . . . . . . . . . .    4.25        3.25
     Third Quarter. . . . . . . . . . . . . . . . . . . .    3.875        2.75

      As of September 30, 1996, the Company had approximately 1,500 record holders of its common stock.

                                 DIVIDEND POLICY

      The Company has not paid cash dividends in the past and does not expect to do so in the future.


                              SELLING SHAREHOLDERS

      The 717,000 shares of common stock offered hereby consist of the following: (1) 610,000 shares issued by the Company in a private placement in May 1996 and (2) 107,000 shares issuable by the Company upon exercise of warrants granted to affiliates of Summit Investment Corporation in connection with such private placement (the "Warrant Shares"). The following table sets forth certain information as of October 30, 1996. Unless otherwise indicated, the Selling Shareholders each possess sole voting and investment power with respect to the shares shown.


------------------------------------ ----------------------------- ---------------- ================================
                                                                   NO. OF           COMMON STOCK BENEFICIALLY
               NAME                  COMMON STOCK BENEFICIALLY     SHARES THAT MAY  OWNED AFTER OFFERING IF ALL
                                     OWNED PRIOR TO OFFERING       BE OFFERED       SHARES THAT MAY BE OFFERED
                                     NO. OF SHARES   PERCENT       HEREUNDER        HEREUNDER ARE SOLD
                                                                                    NO. OF SHARES   PERCENT
------------------------------------ ----------------------------- ---------------- ================================
PRIVATE PLACEMENT SHARES
Industricorp & Co., Inc.              50,000         1.2%           50,000              -           -
Pyramid Partners, LP                 100,000         2.4%          100,000              -           -
Perkins Foundation                     7,500          *              7,500              -           -
Richard W. Perkins, Trustee UA dtd    27,500          *             27,000              -           -
6/14/78 FBO Richard W. Perkins
Pamela L. Brown, Trustee UA dtd        5,000          *              5,000              -           -
9/16/88 FBO Pamela L. Brown
David R. Weir                         10,000          *             10,000              -           -
Okabena Partnership K                235,000         5.8%          235,000              -           -
Herrick Family Partners               65,000         1.6%           65,000              -           -
Pilar R. Tiampo                       25,000          *             25,000              -           -
James J. and Kristy F. Tiampo         25,000          *             25,000              -           -
Principal Financial Securities,       35,000          *             35,000              -           -
Inc. Custodian for Michael L.
Bochert IRA
Rob D. Furst, Jr.                     25,000          *             25,000              -           -

WARRANT SHARES
Summit Investment Corporation (1)     60,000         1.5%           60,000              -           -
G. James Spinner (2)                  10,000          *             10,000              -           -
Robert H. Paymar (2)                  10,000          *             10,000              -           -
Thomas J. Gagner (2)                  12,000          *             12,000              -           -
Thomas P. Niemiec (2)                  3,000          *              3,000              -           -
David J. Rode (2)                     12,000          *             12,000              -           -
==================================== ========== ============== ================ =============== ================


------------------
      *Less than 1%

      (1) Summit Investment Corporation was the underwriter of the Company's initial public offering in September 1991 and the placement agent for the Company's private placements of securities in January 1994 and May 1996.

      (2) Affiliate or associate of Summit Investment Corporation.
          See note (1).

      The registration rights granted to the Selling Shareholders generally provide that the Company and the Selling Shareholders indemnify each other against certain liabilities, including liabilities arising under the Securities Act. The Company and the Selling Shareholders have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy and is, therefore, unenforceable.

                                 USE OF PROCEEDS

      The 717,000 Shares are being offered for the account of Selling Shareholders. The Company will not receive any proceeds from the sale of these Shares of Common Stock. However, upon exercise of the 107,000 Warrant Shares, if all are exercised, the Company will receive proceeds of $417,300 which it intends to apply to working capital.

                              PLAN OF DISTRIBUTION

      The Selling Stockholders have advised the Company that sales of the Shares may be effected from time to time in transactions (which may include block transactions) in the over-the-counter market, including the Nasdaq SmallCap Market, in negotiated transactions, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, or at negotiated prices. The Selling Shareholders may effect such transactions by selling their Shares directly to purchasers or to or through broker-dealers which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Shareholder and/or the purchasers of such securities for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The Selling Shareholders and any broker-dealers that act in connection with the sale of the Common Stock might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933 (the "1933 Act"). Each of the Selling Shareholders are obligated to comply with certain rules promulgated by the Securities and Exchange Commission designed to prevent manipulative and deceptive practices, including Rules 10b-6 and 10b-7 promulgated under the Securities Exchange Act of 1934. The Selling Shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of their securities against certain liabilities, including liabilities arising under the Act.

      All costs, expenses and fees in connection with the registration of the Common Stock offered by the Selling Shareholders will be borne by the Company. Brokerage commissions, if any, attributable to sale of the Common Stock offered by the Selling Shareholders will be borne by the Selling Shareholders.

     The Company has agreed to keep this Registration Statement effective until the later of (i) May 18, 1998 or (ii) such time as the securities registered hereunder may be sold without restriction under Rule 144 under the Act. See "Selling Shareholders."

                                  LEGAL MATTERS

      Certain matters with respect to the legality of the issuance and sale of the shares offered hereby will be passed upon for the Company by Leonard, Street and Deinard, Professional Association, Minneapolis, Minnesota.

                                     EXPERTS

      The financial statements of MedAmicus, Inc. as of December 31, 1995 and for the year ended December 31, 1995, incorporated by reference in the Company's Annual Report on Form 10-KSB for the year ended December 31, 1995, have been incorporated by reference herein in reliance upon the report of McGladrey & Pullen, LLP, independent certified public accountants, as set forth in their report included therein and incorporated by reference herein, and upon the authority of such firm as experts in audit and accounting. The financial statements of MedAmicus, Inc. as of December 31, 1994 and for each of the years in the two-year period ended December 31, 1994, have been incorporated by reference herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, as set forth in their report included therein and incorporated by reference herein, and upon the authority of said firm as experts in auditing and accounting.

      To the extent that McGladrey & Pullen, LLP examines and reports on financial statements of MedAmicus, Inc. issued at future dates, and consents to the use of their reports thereon, such financial statements will also be incorporated by reference herein in reliance upon their reports and said authority.

                                 INDEMNIFICATION

      Unless prohibited in a corporation's articles or bylaws, Minnesota Statutes ss. 302A.521 requires indemnification of officers, directors, employees and agents, under certain circumstances, against judgments, penalties, fines, settlements and reasonable expenses (including attorney's fees and disbursements) incurred by such person in connection with a threatened or pending proceeding with respect to the acts or omissions of such person in his official capacity. The general effect of Minnesota Statutes ss. 302A.521 is to reimburse (or pay on behalf of) directors and officers of the Registrant any personal liability that may be imposed for certain acts performed in their capacity as directors and officers of the Registrant, except where such persons have not acted in good faith.

      As permitted by the Minnesota Business Corporation Act, the Articles of Incorporation of the Company eliminate the liability of the directors of the Company for monetary damages arising from any breach of fiduciary duties as a member of the Company's Board of Directors (except as expressly prohibited by Minnesota Statutes, Section 302A.251, Subd. 4).

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described above, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by such director, officer or controlling person in connection with the registration of the Shares, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                     PART II

                            INFORMATION NOT REQUIRED
                                  IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

      The table below sets forth the estimated expenses (except the SEC registration fee, which is an actual expense) in connection with the offer and sale of the shares of Common Stock of the registrant covered by this Registration Statement.

      SEC registration fee. . . . . . . . . . . . . . . . .  $   635.00

      Legal fees and expenses . . . . . . . . . . . . . . .    6,000.00

      Accounting fees and expenses. . . . . . . . . . . . .    4,000.00

      Miscellaneous expenses. . . . . . . . . . . . . . . .      150.00

          Total . . . . . . . . . . . . . . . . . . . . . .  $10,785.00

      All of the above are estimated except for the SEC registration fee. All expenses are being paid by the Company.

Item 15.  Indemnification of Directors and Officers.

      Unless prohibited in a corporation's articles or bylaws, Minnesota Statutes ss. 302A.521 requires indemnification of officers, directors, employees and agents, under certain circumstances, against judgments, penalties, fines, settlements and reasonable expenses (including attorney's fees and disbursements) incurred by such person in connection with a threatened or pending proceeding with respect to the acts or omissions of such person in his official capacity. The general effect of Minnesota Statutes ss. 302A.521 is to reimburse (or pay on behalf of) directors and officers of the Registrant any personal liability that may be imposed for certain acts performed in their capacity as directors and officers of the Registrant, except where such persons have not acted in good faith.

      As permitted by the Minnesota Business Corporation Act, the Articles of Incorporation of the Company eliminate the liability of the directors of the Company for monetary damages arising from any breach of fiduciary duties as a member of the Company's Board of Directors (except as expressly prohibited by Minnesota Statutes, Section 302A.251, Subd. 4).

Item 16.  Exhibits.

1         Form of Warrant.

4 Specimen, Stock Certificate (incorporated by reference to Exhibit 4.1 to the registrant's Registration Statement on Form S-18 (number 33-42112C)).

5         Opinion and Consent of Leonard, Street and Deinard.

24.1      Consent of Leonard, Street and Deinard (included in Exhibit 5).

24.2      Consent of KPMG Peat Marwick LLP

24.3      Consent of McGladrey & Pullen, LLP

25        Power of Attorney (included on signature page)

Item 17.  Undertakings.

(a)   The undersigned registrant hereby undertakes:

      (1) To file, during any period in which offer or sales are being made, a post-effective amendment to this Registration Statement:

              (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

          PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.



                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on October 30, 1996.

                         MEDAMICUS, INC.



                         By /s/  James D. Hartman
                              James D. Hartman
                              President and Chief Financial Officer


                                POWER OF ATTORNEY

         KNOW ALL BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints James D. Hartman his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



Signature                                Title                                    Date


 /s/ Richard L. Little                   Director                                 October 30, 1996
-----------------------------
Richard L. Little



 /s/ James D. Hartman                    Director, President, Chief               October 30, 1996
--------------------------               Executive Officer and Chief
James D. Hartman                         Financial Officer (Principal
                                         Executive, Financial and
                                         Accounting Officer)


 /s/ Richard W. Kramp                    Director                                 October 30, 1996
--------------------------
Richard W. Kramp



 /s/ Ted K. Schwarzrock                  Director                                 October 30, 1996
----------------------------
Ted K. Schwarzrock



 /s/ Richard F. Sauter                   Director                                 October 30, 1996
-------------------------------
Richard F. Sauter
